INVESTMENT SUBADVISORY AGREEMENT


         THIS INVESTMENT SUBADVISORY AGREEMENT ("Agreement") is made as of the 8th day of May, 1997, by and among AMERICAN CENTURY CAPITAL PORTFOLIOS, INC. ("ACCP"), a Maryland corporation acting on behalf of American Century Real Estate Fund (the "ACRE Fund"), a series of shares of ACCP, AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM"), a Delaware corporation, and RREEF REAL ESTATE SECURITIES ADVISERS, L.P. (the "Subadvisor"), a limited partnership organized under the laws of the State of California.

                                   WITNESSETH:

         WHEREAS, ACCP is an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended; and

         WHEREAS,   ACIM  and  the  Subadvisor  are  both  investment   advisors
registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended; and

         WHEREAS, ACCP has engaged ACIM to serve as the investment manager for the ACRE Fund pursuant to a Management Agreement dated May 8, 1997; and

         WHEREAS, ACCP and ACIM desire to engage the Subadvisor as a subadvisor for the ACRE Fund, and the Subadvisor desires to accept such engagement; and

         WHEREAS, the Boards of Directors of ACCP, ACIM and the Subadvisor have determined that it is advisable to enter into this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

         1. INVESTMENT DESCRIPTION - APPOINTMENT. ACCP desires to appoint the Subadvisor to provide certain advisory services to the ACRE Fund in accordance with the ACRE Fund's Prospectus and Statement of Additional Information as in effect and as amended from time to time, in such manner and to such extent as may be approved by the Board of Directors of ACCP. ACCP agrees to provide the Subadvisor copies of all amendments to the ACRE Fund's Prospectus and Statement of Additional Information on an ongoing basis. In consideration for the compensation set forth below, the Subadvisor accepts the appointment and agrees to furnish the services described herein.

         2. SERVICES AS INVESTMENT SUBADVISOR.

         (a) Subject to the general supervision of the Board of Directors of ACCP, and of ACIM, the Subadvisor will (i) act in conformity with the ACRE Fund's Prospectus and Statement of Additional Information, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Internal Revenue Code and all other applicable federal and state laws and regulations, as the same may from time to time be amended; (ii) make investment decisions for the ACRE Fund in accordance with the ACRE Fund's investment objective and policies as stated in the ACRE Fund's Prospectus and Statement of Additional Information and with such written guidelines as ACIM may from time to time provide to the Subadvisor; (iii) place purchase and sale orders on behalf of the ACRE Fund;
(iv) maintain books and records with respect to the securities transactions of the ACRE Fund and furnish ACCP's Board of Directors such periodic, regular and special reports as the Board may request; and (v) treat confidentially and as proprietary information of ACCP all records and other information related to ACCP and its prior, present or potential shareholders. The Subadvisor will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by ACCP, which approval shall not be unreasonably withheld. Such records may not be withheld when the Subadvisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by ACCP, but in any case the Subadvisor will provide reasonable notice to ACCP prior to disclosing any such records or information.

         (b) In providing those services, the Subadvisor will supervise the ACRE Fund's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the ACRE Fund's assets. In addition, the Subadvisor will furnish ACCP or ACIM whatever information, including statistical data, ACCP or ACIM may reasonably request with respect to the instruments that the ACRE Fund may hold or contemplate purchasing.

         (c) The Subadvisor will at all times comply with the policies adopted by ACCP's Board of Directors of which it has received written notice. If the Subadvisor shall believe that a change in any of such policies shall be advisable, it shall recommend such change to ACIM and the Board of Directors of ACCP. Any change to any such policies shall be approved by ACCP's Board of Directors prior to the implementation of such change.

         3. BROKERAGE.

         (a) In executing transactions for the ACRE Fund and selecting brokers or dealers, the Subadvisor will use its best efforts to obtain the best net price and execution available and shall execute or direct the execution of all such transactions as permitted by law and in a manner that best suits the interest of the ACRE Fund and its shareholders. In assessing the best net price and execution available for any ACRE Fund transaction, the Subadvisor will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Subadvisor may, at its discretion, execute transactions with brokers and dealers who provide the ACRE Fund with research advice and other services, but in all instances best net price and execution shall control. The Subadvisor is authorized to place purchase and sale orders for the ACRE Fund with brokers and/or dealers subject to the supervision of ACIM and the Board of Directors of ACCP and in accordance with the limitations set forth in the registration statement for the ACRE Fund shares then in effect.

         (b) On occasions when the Subadvisor deems the purchase or sale of a security to be in the best interest of the ACRE Fund as well as one or more of its other clients, the Subadvisor may to the extent permitted by applicable law, but shall not be obligated to, aggregate the securities to be sold or purchased with those of its other clients. In such event, allocation of the securities so purchased or sold will be made by the Subadvisor in a manner it considers to be equitable and consistent with its fiduciary obligations to ACCP and to such other clients. Securities so allocated will be delivered in proportion to the consideration paid. The expenses incurred in the transaction shall be allocated pro-rata.

         4. INFORMATION PROVIDED TO ACCP.

         (a) The Subadvisor will keep ACCP and ACIM informed of developments materially affecting the ACRE Fund and will take initiative to furnish ACCP and ACIM on at least quarterly basis with whatever information the Subadvisor and ACIM believe is appropriate for this purpose. Such regular quarterly reports shall include (i) a discussion of the ACRE Fund's performance relative to its benchmark; (ii) an assessment of investment decisions and analysis of the components of the ACRE Fund's performance; (iii) the decisions it has made with respect to the ACRE Fund's assets and the purchase and sale of its portfolio securities; (iv) the reasons for such decisions and related actions; and (v) the extent to which those decisions have been implemented.

         (b) The Subadvisor will provide ACCP and ACIM with such investment records, ledgers, accounting and statistical data, and other information as ACCP and ACIM require for the preparation of registration statements, periodic and other reports and other documents required by federal and state laws and regulations, and particularly as may be required for the periodic review, renewal, amendment or termination of this Agreement, and such additional documents and information as ACCP and ACIM may reasonably request for the management of their affairs. At least twice annually a representative of the Subadvisor shall attend a meeting of the Board of Directors to make a presentation on the ACRE Fund's performance during the preceding six and twelve month periods, as well as such other time periods as the Subadvisor and ACIM believe is appropriate.

         (c) The Subadvisor shall furnish to regulatory authorities any information or reports in connection with such services as may be lawfully requested. The Subadvisor shall also, at ACCP's request, certify to ACCP's independent auditors that sales or purchases aggregated with those of other clients of the Subadvisor, as described in Section 3 above, were equitably allocated.

         (d) In compliance with the requirements of the Investment Company Act, the Subadvisor hereby agrees that all records that it maintains for the ACRE Fund are the property of ACCP and further agrees to surrender to ACCP promptly upon ACCP's request any of such records. In addition, the Subadvisor agrees to cooperate with ACCP and ACIM when either of them is being examined by any regulatory authorities, and specifically agrees to promptly comply with any request by such authorities to provide information or records. The Subadvisor further agrees to preserve for the periods of time prescribed by the Investment Company Act and the Investment Advisers Act the records required to be maintained thereunder.

         5. LIABILITY AND INDEMNIFICATION.

         (a) The Subadvisor shall be responsible for the exercise of reasonable care in carrying out its responsibilities hereunder; provided, however, that no provision of this Agreement be construed to protect any trustee, director, officer, agent or employee of the Subadvisor or an affiliate from liability by reason of gross negligence, willful malfeasance, bad faith in the performance of such person's duties or by reason of reckless disregard of obligations and duties hereunder. No party shall be liable for any actions or omissions taken or made pursuant to this Agreement unless such actions or omissions result from gross negligence, willful malfeasance, or bad faith in the performance of such party's duties or by reason of reckless disregard of obligations and duties hereunder.

         (b) ACIM agrees to indemnify and hold harmless the Subadvisor and its officers, directors, employees, agents, affiliates and each person, if any, who controls the Subadvisor within the meaning of the Securities Act of 1933
(collectively, the "Indemnified Parties" for purposes of this Section 5(b)) against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses) (collectively, "Losses"), to which the Indemnified Parties may become subject, insofar as such Losses result from (a) a breach by ACCP or ACIM of a material provision of this Agreement, (b) gross negligence, willful malfeasance or bad faith in the performance by ACCP or ACIM of its respective duties or reckless disregard by ACCP or ACIM of its respective duties hereunder, or (c) any violation by ACCP or ACIM of any applicable law or regulation where the Subadvisor was not contributing to or a part of the violation. ACIM will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. ACIM shall not be liable for indemnification hereunder if such Losses are attributable to the gross negligence or misconduct of the Subadvisor in performing its obligations under this Agreement.

         (c) The Subadvisor agrees to indemnify and hold harmless ACIM and ACCP, and their respective officers, directors, employees, agents, affiliates and each person, if any, who controls ACIM or ACCP within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this
Section 5(c)) against any Losses to which the Indemnified Parties may become subject, insofar as such Losses result from (a) a breach by the Subadvisor of a material provision of this Agreement, (b) gross negligence, willful malfeasance, or bad faith in performance by the Subadvisor or its affiliates of their duties or reckless disregard by the Subadvisor or its affiliates of their duties hereunder, or (c) any violation by the Subadvisor of any applicable law or regulation where neither ACCP or ACIM was contributing to or was a part of the violation. The Subadvisor will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Subadvisor shall not be liable for indemnification hereunder if such Losses are attributable to the gross negligence or misconduct of ACIM or ACCP in performing their obligations under this Agreement.

         (d) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 5. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 5 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

         (e) If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

         6. COMPENSATION.

         (a) In consideration of the services rendered pursuant to this Agreement, ACIM will pay the Subadvisor a per annum management fee (the "Applicable Fee"), as follows:

                  Name of Series                      Applicable Fee
                  --------------                      --------------

         American Century Real Estate Fund                0.425%

         (b) On the first business day of each month, ACIM shall pay the Subadvisor the Applicable Fee for the previous month. The fee for the previous month shall be calculated by multiplying the Applicable Fee for such series by the aggregate average daily closing value of all classes of the series' net assets during the previous month, and further multiplying that product by a fraction, the numerator of which shall be the number of days in the previous month, and the denominator of which shall be 365 (366 in leap years).

         (c) In the event that the Board of Directors of ACCP shall determine to issue any additional series of shares for which it is proposed that the Subadvisor serve as investment manager, ACCP, ACIM and the Subadvisor shall enter into an Addendum to this Agreement setting forth the name of the series, the Applicable Fee and such other terms and conditions as are applicable to the management of such series of shares.

         (d) The Subadvisor shall have no right to obtain compensation directly from the ACRE Fund or ACCP for services provided hereunder and agrees to look solely to ACIM for payment of fees due. Upon termination of this Agreement before the end of a month, or in the event the Agreement begins after the beginning of the month, the fee for that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

         7. EXPENSES. The Subadvisor will bear all of its expenses in connection with the performance of its services under this Agreement, which expenses shall not include brokerage fees or commissions in connection with the execution of securities transactions.

         8. SERVICES TO OTHER COMPANIES OR ACCOUNTS. ACCP understands that the Subadvisor or its affiliates now acts and will continue to act as investment advisor to other clients. ACCP has no objection to the Subadvisor so acting, provided that, as described in Section 3 above, whenever the ACRE Fund and one or more other client of the Subadvisor have funds available for investment, investments suitable and appropriate for each will be allocated equitably to each entity in accordance with procedures, with no preference given to other clients. Similarly, opportunities to sell securities will be allocated in an equitable manner, with no preference given to other clients. In addition, ACCP understands that the persons employed by the Subadvisor to assist in the performance of the Subadvisor's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Subadvisor or any affiliate of the Subadvisor to engage in and devote time and attention to other business or to render services of whatever kind or nature. Further, from time to time, the Subadvisor may refer or introduce certain institutional investors and existing clients of the Subadvisor and its affiliates to ACCP. ACCP understands that nothing herein shall be deemed to limit or restrict the right of the Subadvisor, in the event the Subadvisor's clients purchase shares of ACCP, to subsequently suggest or induce such clients to redeem such shares and open a separate advisory account with the Subadvisor.

         9. TERMS OF AGREEMENT. This Agreement shall become effective as of the date first written above and shall continue for a two-year term and thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Directors of ACCP or (ii) a vote of a majority of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement, by a vote cast at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty on 60 days' written notice by the Board of Directors of ACCP, or by vote of holders of a majority of the ACRE Fund's shares, or upon six months' written notice by the Subadvisor, and will terminate automatically upon any termination of the investment management agreement between ACCP and ACIM. This Agreement will terminate automatically in the event of its assignment. The Subadvisor agrees to notify ACCP of any circumstances that might result in this Agreement being deemed to be assigned. This Agreement will also terminate automatically if the Merger of the RREEF Real Estate Securities Fund into the ACRE Fund shall not have occurred by October 31, 1997.

         10. REPRESENTATIONS OF ACIM, THE SUBADVISOR AND ACCP.

         (a) ACIM and the Subadvisor each hereby represents that it is registered as an investment advisor under the Investment Advisers Act, that it will use its reasonable best efforts to maintain such registration, and that it will promptly notify the other if it ceases to be so registered, if its registration is suspended for any reason, or if it is notified by any regulatory organization or court of competent jurisdiction that it should show cause why its registration should not be suspended or terminated. ACIM and the Subadvisor each further represents that it is registered under the laws of all jurisdictions in which the conduct of its business hereunder requires such registration.

         (b) ACCP and ACIM represent and warrant that (i) the appointment of the Subadvisor has been duly authorized; and (ii) each of them has full power and authority to execute and deliver this Agreement and to perform the services contemplated hereunder, and such execution, delivery and performance will not cause either to be in violation of its Articles of Incorporation, Bylaws, or any material laws.

         (c) The Subadvisor represents and warrants that (i) its service as subadvisor hereunder has been duly authorized; (ii) it has full power and authority to execute and deliver this Agreement and to perform the services contemplated hereunder, and such execution, delivery and performance will not cause it to be in violation of its organizational documents, its Bylaws or material laws; and (iii) it will advise ACIM and ACCP within a reasonable time if the Subadvisor's general partner withdraws or if any new general partner is accepted.

         11. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         12. LIMITATION OF LIABILITY. This Agreement has been executed on behalf of ACCP by the undersigned officer of ACCP solely in his capacity as an officer of ACCP.

         13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto on the subject matter described herein.

         14. INDEPENDENT CONTRACTOR. In the performance of its duties hereunder, the Subadvisor is and shall be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent ACCP or ACIM in any way, or otherwise be deemed to be an agent of ACCP or ACIM.

         15. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or similar authority, the remainder of this Agreement shall not be affected thereby.

         16. NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopy, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

         To the Subadvisor:

                                    RREEF Real Estate Securities Advisers L.P.
                                    875 North Michigan Avenue, 41st Floor
                                    Chicago, Illinois  60611
                                    Attention:  Kim G. Redding
                                    Copy to:  Barry H. Braitman, Esq.
                                    (312) 266-9300 (office number)
                                    (312) 266-9346 (telecopy number)

         To ACCP or ACIM:

                                    American Century Investments
                                    4500 Main Street
                                    Kansas City, Missouri  64111
                                    Attention:  Patrick A. Looby, Esq.
                                    (816) 340-4349 (office number)
                                    (816) 340-4964 (telecopy number)

Any notice, demand or other communication given in a manner prescribed in this Section shall be deemed to have been delivered on receipt.



         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first written above.

RREEF REAL ESTATE SECURITIES                     AMERICAN CENTURY CAPITAL
    ADVISERS, L.P.                                   PORTFOLIOS, INC.

By:    RREEF Real Estate Securities,             By:/s/James E. Stowers III
       Advisers, Inc.,                           Name:      James E. Stowers III
       Its General Partner                       Title:     President

By:/s/Kim G. Redding
Name       Kim G. Redding
Title:     President                             AMERICAN CENTURY INVESTMENT
                                                     MANAGEMENT, INC.

                                                 By:/s/James E. Stowers III
                                                 Name:      James E. Stowers III
                                                 Title:     President